EXHIBIT 16.1

Deloitte & Touche LLP 100 Kimball Drive Parsippany, NJ 0705 Tel: +1 973 602 6075 Fax: +1 973 451 6830 www.deloitte.com

December 28, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of New York Mortgage Trust, Inc and Subsidiaries Form 8-K dated December 18, 2009, and we agree with the statements made therein.

Yours truly,